Exhibit 10.2
ONTARIO COURT OF JUSTICE
B E T W E E N:
HER MAJESTY THE QUEEN
- and -
NORTHERN BRANDS INTERNATIONAL, INC.

AGREED STATEMENT OF FACTS
Containing admissions made pursuant to
s.655 of the Criminal Code

A.	The Accused

Northern Brands International, Inc.

1.	Northern Brands International, Inc. (“NB1”) was incorporated in the State of Delaware on December 10, 1992, with its head office located in Winston-Salem, North Carolina. NBI was a direct subsidiary of another Delaware corporation, RJR Nabisco Inc. (“RJR Nabisco”), now known as RJ Reynolds Tobacco Holdings, Inc., and an affiliate of RJ Reynolds Tobacco Company (“RJRT”). Prior to 1999 and throughout the material time, defined for the purposes of this Agreement as from February 18, 1993 to December 31, 1996, inclusive, NBI was a U.S. recipient of tobacco products of a federally-incorporated Canadian corporation, RJR Macdonald Inc. (RJR-Ml”), now continued under the name of JTI-Macdonald Corp (“JTI-MC”). For the purposes of these admissions, JTI-MC will be referred to by the corporate name employed during the material time, RJR-MI.

B.	General Background

1.	During the relevant period RJR-Ml was one of three major Canadian tobacco manufacturers. The other manufacturers were Imperial Tobacco Limited and Rothmans, Benson & Hedges. Of these, RJR-Ml had the smallest overall total production and market share.

2.	Canadian and American tobacco products do not taste alike. Canadian cigarettes and fine cut tobacco are produced from “Virginia” tobacco leaves, whereas U.S. cigarettes and fine cut tobacco are made from a blend of burley and air cured tobacco. Generally, Canadian smokers prefer the Virginia blend of tobacco used in Canadian cigarettes and U.S. smokers prefer the American tobacco blend. Historically, most Canadian cigarettes exported from Canada to the United States were purchased and consumed by Canadians travelling or residing in the United States.

3.	Federal excise taxes and duties are payable on tobacco products manufactured, sold and consumed in Canada. The provinces of Ontario and Quebec impose taxes payable by the purchaser of tobacco products within each province. In the late 1980s and into the early 1990s, the Canadian federal and provincial governments raised tobacco taxes and duties significantly in a declared effort to curtail the consumption of tobacco products in Canada. As a result, the price of tobacco products sold in Canada increased substantially.

4.	The price of tobacco products manufactured in Canada, but exported for sale outside of Canada, was not affected by these increases in taxes and duties. The taxes and duties did not apply to these products and they could be exported on a “tax exempt” basis. Consequently, a significant price differential developed between the price of Canadian tobacco products sold domestically and those exported to and sold in the United States.

5.	As the price of cigarettes in Canada continued to increase during this period, increasing numbers of Canadians taking advantage of the escalating price differential were regularly crossing the border into the United States to purchase Canadian tobacco products. Canadians who purchased exported tobacco products did not always declare their purchases at the border upon their return to Canada, or returned with quantities in excess of their personal duty-free allowances.

6.	In addition, there had always been those who purchased Canadian tobacco products in the United States and smuggled them across the Canada-U.S. border to sell in Canada without payment of applicable Canadian duties and taxes. The increasing difference in price between these two markets stimulated a growth in the contraband market of tobacco. Almost the entire contraband market for tobacco products involved areas straddling the Canadian-American border in the provinces of Ontario and Quebec.

7.	It was common knowledge to RJR-Ml and many others that the majority of the Canadian tobacco products exported to and sold in the United States were smuggled back into the provinces of Ontario and Quebec without the payment of applicable duties and taxes to be sold and consumed by persons in those provinces.

C.	Facts Relating to the Offence Committed by NBI

1.	Between the 18th day of February, 1993, and the 31st day of December, 1996, NBI conspired to aid persons to sell and to be in possession of tobacco products manufactured in Canada and elsewhere that were not packaged and were not stamped in conformity with the Excise Act and its amendments and the ministerial regulations, contrary to s. 465(1)(c) of the Criminal Code.

2.	NBI was incorporated on December 10, 1992, with the knowledge and approval of Mr. Lang, the President and Chief Executive Officer of RJR-Ml. At that time, NBI was created at the instance of RJR-MI for the purpose of transacting all future U.S. sales of Canadian products manufactured by RJR-MI.. NBI’s executives were managed by senior RJR-MI executives. Mr. Lang was also a directing mind of NBI. Shortly after NBI’s incorporation, beginning in February, 1993, with the knowledge and approval of Mr. Lang, NBI agreed with others that employees of RJR-MI and NBI should coordinate the transfer of RJR-Ml tobacco products manufactured in Montreal and elsewhere into distribution channels so that they could be transported by smugglers into Canada for sale in the underground market. These RJR-Ml products were not packaged and not stamped in conformity with the Excise Act. Once operational, NBI became responsible for the management of all of RJR-MI’s accounts connected to product which was smuggled into Canada.

3.	NBI accepts responsibility for its actions in the above described events and further admits that NBI breached section 465(l)(c) of the Criminal Code by entering into a criminal conspiracy, the object of which was to aid others to sell or be in possession of RJR-MI tobacco products manufactured in Canada and elsewhere that were not packaged and were not stamped in conformity with the Excise Act and its amendments and the ministerial regulations.

D.	Proposed Payments

1.	In order to settle and to finally resolve all civil claims being asserted by the federal, provincial and territorial governments (the “Governments”) relating to the above-described conduct, JTI-MC and RJRT have each agreed to separate civil settlements (“the Comprehensive Agreements”) requiring, among other measures, payment as civil restitution in the amount of $325,000,000 by RJRT to the Governments, and the implementation and performance by JTI-MC of a stringent Tobacco Compliance Measures Protocol designed to assist the Governments in their efforts to combat the smuggling of tobacco products.

2.	For the purpose of sentence, the Crown and NBI agree that its commission of the offence of conspiracy contrary to s. 465(1)(c) of the Criminal Code warrants the imposition of a fine in the amount of $75,000,000.

3.	In light of the foregoing, the Crown and NBI agree that the proposed fine of $75,000,000 is appropriate in view of the facts before the Court as set out in Sections A, B and C and the agreement of NBI to plead guilty to the charge under s.465.(l)(c) of the Criminal Code.

W. Niels Ortved Barrister and Solicitor Counsel for Northern Brands International, Inc.
April 13, 2010

ONTARIO COURT OF JUSTICE
B E T W E E N:
HER MAJESTY THE QUEEN
- and -
NORTHERN BRANDS INTERNATIONAL, INC.

AGREED STATEMENT OF FACTS
Containing admissions made pursuant to
s.655 of the Criminal Code

MINISTRY OF THE ATTORNEY GENERAL
Crown Law Office – Criminal
10th Floor
720 Bay Street
Toronto, Ontario
M5G 2K1
W. Graeme Cameron
(416) 326-4401
Graeme.Cameron@Ontario.ca